  Exhibit 99.1

FOR IMMEDIATE RELEASE

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results

Third Quarter Financial Highlights Include:
Remaining Performance Obligations (RPO) of $611.2 million, up 6.4% from the prior year
Adjusted Calculated Billings of $63.9 million, up 6.7% from the prior year
Active Clients of 3,155, up 1.9% from the prior year

LAS VEGAS, October 30, 2025 – Rimini Street, Inc., (the “Company”) (Nasdaq: RMNI), a global provider of end-to-end enterprise software support, managed services and Agentic AI ERP innovation solutions, and the leading third-party support provider for Oracle, SAP and VMware software, today announced results for the fiscal third quarter ended September 30, 2025.

Select Third Quarter 2025 Financial Results
•Revenue was $103.4 million for the third quarter of 2025, a decrease of 1.2% compared to $104.7 million for the same period last year; excluding the wind down of support services for Oracle’s PeopleSoft software products, the revenue increased by 2.5%.
•U.S. revenue was $46.3 million for the third quarter of 2025, a decrease of 10.3% compared to $51.6 million for the same period last year; excluding the wind down of support services for Oracle’s PeopleSoft software products, U.S. revenue decreased by 4.4%.
•International revenue was $57.2 million for the third quarter of 2025, an increase of 7.7% compared to $53.1 million for the same period last year; excluding the wind down of support services for Oracle’s PeopleSoft software products, international revenue increased by 8.6%.
•Subscription revenue was $97.8 million, which accounted for 94.5% of total revenue for the third quarter of 2025, compared to subscription revenue of $100.4 million, which accounted for 95.9% of total revenue for the same period last year; excluding the wind down of support services for Oracle’s PeopleSoft software products, subscription revenue was $93.4 million, or 94.6% of total revenue, for the third quarter of 2025 compared to $92.5 million, or 96.0% of total revenue, for the same period last year.
•Annualized Recurring Revenue was $391.0 million for the third quarter of 2025, a decrease of 2.6% compared to $401.5 million for the same period last year; excluding the wind down of support services for Oracle’s PeopleSoft software products, Annualized Recurring Revenue was $373.7 million for the third quarter of 2025, an increase of 1.0% compared to $370.1 million for the same period last year.
•Active Clients as of September 30, 2025 were 3,155, an increase of 1.9% compared to 3,097 Active Clients as of September 30, 2024.
•Revenue Retention Rate was 89% for each of the trailing twelve months ended September 30, 2025 and September 30, 2024, respectively.
•Calculated Billings was $66.5 million for the third quarter of 2025, an increase of 2.0% compared to $65.2 million for the same period last year.
•Adjusted Calculated Billings, which excludes Calculated Billings related to the wind down of support services for Oracle’s PeopleSoft software products, was $63.9 million for the third quarter of 2025, an increase of 6.7% compared to $59.9 million for the same period last year.
•Remaining Performance Obligations (RPO) was a record $611.2 million as of September 30, 2025, an increase of 6.4% compared to $574.6 million as of September 30, 2024; excluding the wind down of support services for Oracle’s PeopleSoft software products, RPO was $599.0 million as of September 30, 2025, an increase of 9.3% compared to $547.8 million as of September 30, 2024.
•Gross margin was 59.9% for the third quarter of 2025, compared to 60.7% for the same period last year.
•Operating income was $4.4 million for the third quarter of 2025, compared to an operating loss of $49.6 million for the same period last year.

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 2

•Non-GAAP Operating Income was $8.5 million for the third quarter of 2025, compared to $13.4 million for the same period last year.
•Net income was $2.8 million for the third quarter of 2025, compared to a net loss of $43.1 million for the same period last year.
•Non-GAAP Net income was $6.9 million for the third quarter of 2025, compared to a non-GAAP net income of $19.9 million for the same period last year.
•Adjusted EBITDA for the third quarter of 2025 was $10.1 million, compared to $13.7 million for the same period last year.
•Both the basic and diluted earnings per share attributable to common stockholders were $0.03 for the third quarter of 2025, compared to a basic and diluted loss per share of $(0.47) for the same period last year.
•Cash and cash equivalents were $108.7 million at September 30, 2025, compared to $119.5 million at September 30, 2024.
•Repurchased 0.9 million shares of Common Stock for approximately $3.8 million at an average price of $4.23 per share during the third quarter of 2025.
•Repaid the remaining outstanding $10 million balance on the Company’s revolving line of credit, leaving $70.3 million outstanding under the Company’s term loan as of September 30, 2025.

Select Third Quarter 2025 Operating Results
•Announced representative new clients that switched to, or existing clients that expanded their agreements with, Rimini Street, including the following:
◦KBS, Korea’s public broadcasting network, selected Rimini Support™ for SAP ECC 6.0, a strategic move that has helped it to reinvest cost savings to accelerate its AI vision.
◦Idemitsu Kosan, a leading Japanese petroleum manufacturer and retailer, is partnering with Rimini Street to support and enable its long-term IT roadmap and strategy built on top of its existing SAP ECC 6.0 system.
◦Suntory, a global manufacturer of iconic beverages and food products, and a current support client, selected Rimini Consult™ to develop and launch a new customer engagement platform built on top of its Oracle systems.
•Added to the U.S. General Services Administration (GSA) Multiple Award Schedule as an approved supplier of support and security services for Oracle, SAP and VMware software products. United States federal, state, local and tribal governments can now procure Rimini Street’s services directly from the GSA Schedule.
•Announced a strategic partnership with American Digital, a leading IT solutions provider specializing in custom data center solutions based on HPE infrastructure, to provide a full-stack solution with Rimini Street providing support and managed services. The partnership includes working together to help clients modernize to AI solutions and implement workflow automation without any required ERP software vendor upgrades or migrations.
•Announced a new client milestone, surpassing 100 VMware support contracts signed to date. Clients around the world are benefitting from the unique offer of premium support, exclusive hypervisor security and extended life for perpetual licenses powered by Rimini Support™ for VMware.
•Closed over 6,500 support cases and delivered over 4,500 tax, legal and regulatory updates to clients across 28 countries, while achieving an average client satisfaction rating on the Company’s support delivery and onboarding services of 4.9 out of 5.0 (where 5.0 is rated excellent).

Business Outlook
The Company plans to provide forward-looking guidance at its Analyst and Investor Day on December 3, 2025, where the executive team plans to outline the Company’s market opportunity, solutions, go-to-market strategy and financial goals. The event will be open for attendance by the public via registration and a live webcast link. A replay of the webcast will be available for one year following the event on the Company’s website.

Webcast and Conference Call Information
Rimini Street will host a conference call and webcast to discuss the third quarter of 2025 results and potentially discuss select fourth quarter of 2025 performance-to-date metrics at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time on October 30, 2025. A live webcast of the event will be available on Rimini Street’s Investor Relations site at Rimini Street IR events link and directly via the webcast link. Dial-in participants can access the conference call by dialing 1-800-836-8184. A replay of the webcast will be available for one year following the event on the Company’s website.

Company’s Use of Non-GAAP Financial Measures
This press release contains certain “non-GAAP financial measures.” Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by U.S. generally accepted accounting principles, or GAAP.

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 3

Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP.

Reconciliations of the non-GAAP financial measures included in this press release and described below to their most directly comparable GAAP financial measures are provided in the financial tables included at the end of this press release. An explanation of these measures, why we believe they are meaningful and how they are calculated is also included under the heading “About Non-GAAP Financial Measures and Certain Key Metrics.”

About Rimini Street, Inc.
Rimini Street, Inc. (Nasdaq: RMNI), a Russell 2000® Company, is a proven, trusted global provider of end-to-end, mission-critical enterprise software support, managed services and innovative Agentic AI ERP solutions, and is the leading third-party support provider for Oracle, SAP and VMware software. The Company has signed thousands of IT service contracts with Fortune Global 100, Fortune 500, midmarket, public sector and government organizations who have leveraged the Rimini Smart Path™ methodology to achieve better operational outcomes, billions of US dollars in savings and fund AI and other innovation.

To learn more, please visit www.riministreet.com, and connect with Rimini Street on X, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “currently,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “goal,” “potential,” “predict,” “project,” “seem,” “seek,” “should,” “will,” “would” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations of future events, future opportunities, global expansion and other growth initiatives and our investments in such initiatives. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, litigation, agreements and Court orders involving Oracle, the wind down of support services for Oracle’s PeopleSoft software products and the impact on future period revenue and costs incurred related to these efforts; changes in the business environment in which Rimini Street operates, including the impact of macro-economic trends, geopolitical tensions and changes in foreign exchange rates, as well as general financial, economic, regulatory and political conditions affecting the industry in which we operate and the industries in which our clients operate; the evolution of the enterprise software management and support landscape and our ability to attract and retain clients and further penetrate our client base; significant competition in the software support services industry and our intentions with respect to our pricing model; customer adoption of our expanded portfolio of products and services and products and services we expect to introduce; our expectations regarding new product offerings, partnerships and alliance programs; our ability to grow our revenue and accurately forecast revenue, along with the results of any efforts to manage costs to align with revenue expectations and expansion of our offerings; the expected impact of reductions in our workforce during the last and current fiscal year and associated reorganization costs; estimates of our total addressable market and expectations of client savings relative to use of other providers; variability of timing in our sales cycle; risks relating to retention rates, including our ability to accurately predict retention rates; the loss of one or more members of our management team; our ability to attract and retain additional qualified personnel; our business plan and ability to grow in the future and our ability to achieve and maintain profitability; the volatility of our stock price; our need and ability to raise equity or debt financing on favorable terms and our ability to generate cash flows from operations to help fund increased investment in our growth initiatives; risks associated with global operations; our ability to prevent unauthorized access to our information technology systems and other cybersecurity threats; any deficiencies associated with artificial intelligence (AI) technologies used by us or by our third-party vendors and service providers or incorporated by us into our service offerings; our ability to protect the confidential information of our employees and clients and to comply with privacy regulations; our ability to maintain an effective system of internal control over financial reporting; our ability to maintain, protect and enhance our brand and intellectual property; changes in laws and regulations, including changes in tax laws or unfavorable outcomes of tax positions we take; tariff costs, including tariff relief or the ability to mitigate tariffs, in light of new or increased tariffs imposed by the United States government and the potential for retaliatory trade measures by affected countries; a failure by us to establish adequate tax reserves; adverse developments in and costs associated with defending pending litigation or any new litigation; our ability to realize benefits from our net operating losses; any negative impact of environmental, social and governance matters on our reputation or business and the exposure of our business to additional costs or risks from our reporting on such matters; our ability to maintain our good standing with the United States government and international governments, capture new contracts with governmental entities and maintain our status as an approved United States government contractor; our credit facility’s ongoing debt service obligations and financial and operational covenants on our business and related interest rate risk; the sufficiency of our cash and

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 4

cash equivalents to meet our liquidity requirements; the amount and timing of repurchases, if any, under our stock repurchase program and our ability to enhance stockholder value through such program; uncertainty as to the long-term value of Rimini Street’s equity securities; catastrophic events that disrupt our business or that of our clients; and those discussed under the heading “Risk Factors” in Rimini Street’s Quarterly Report on Form 10-Q filed on October 30, 2025, and as updated from time to time by Rimini Street’s future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the U.S. Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

# # #

© 2025 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 5

RIMINI STREET, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

ASSETS	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$108,721	$88,792
Restricted cash	432	430
Accounts receivable, net of allowance of $877 and $653, respectively	82,540	130,784
Deferred contract costs, current	16,933	17,076
Prepaid expenses and other	25,325	19,194
Total current assets	233,951	256,276
Long-term assets:
Long-term restricted cash	773	—
Property and equipment, net of accumulated depreciation and amortization of $23,400 and $21,305, respectively	10,699	9,891
Operating lease right-of-use assets	21,114	7,161
Deferred contract costs, noncurrent	21,908	22,084
Deposits and other	5,476	5,068
Deferred income taxes, net	58,939	68,583
Total assets	$352,860	$369,063
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$3,562	$3,093
Accounts payable	4,715	5,275
Accrued compensation, benefits and commissions	36,383	33,586
Other accrued liabilities	19,156	20,688
Operating lease liabilities, current	4,606	3,967
Deferred revenue, current	206,880	257,983
Total current liabilities	275,302	324,592
Long-term liabilities:
Long-term debt, net of current maturities	64,397	82,187
Deferred revenue, noncurrent	19,119	23,214
Operating lease liabilities, noncurrent	19,348	7,064
Other long-term liabilities	1,977	1,451
Total liabilities	380,143	438,508
Stockholders' deficit:
Preferred Stock, $0.0001 par value per share. Authorized 99,820 shares (excluding 180 shares of Series A Preferred Stock); no other series has been designated	—	—
Common Stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding 91,719 and 91,120 shares, respectively	9	9
Additional paid-in capital	182,185	177,533
Accumulated other comprehensive loss	(6,253)	(7,389)
Accumulated deficit	(202,108)	(238,482)
Treasury stock	(1,116)	(1,116)
Total stockholders' deficit	(27,283)	(69,445)
Total liabilities and stockholders' deficit	$352,860	$369,063

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 6

RIMINI STREET, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue	$103,428	$104,672	$311,746	$314,540
Cost of revenue	41,490	41,135	123,421	126,230
Gross profit	61,938	63,537	188,325	188,310
Operating expenses:
Sales and marketing	37,939	35,781	110,214	112,299
General and administrative	18,241	16,528	52,617	54,460
Reorganization costs	752	1,431	1,936	4,639
Litigation costs and related recoveries:
Litigation settlement	—	58,512	(36,196)	58,512
Professional fees and other costs of litigation	621	879	4,810	5,406
Litigation costs and related recoveries, net	621	59,391	(31,386)	63,918
Total operating expenses	57,553	113,131	133,381	235,316
Operating income (loss)	4,385	(49,594)	54,944	(47,006)
Non-operating income and (expenses):
Interest expense	(1,446)	(1,577)	(4,750)	(4,401)
Other income (expenses), net	531	(642)	1,686	1,814
Income (loss) before income taxes	3,470	(51,813)	51,880	(49,593)
Income taxes	(704)	8,713	(15,506)	6,662
Net income (loss)	$2,766	$(43,100)	$36,374	$(42,931)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(0.47)	$0.40	$(0.48)
Diluted	$0.03	$(0.47)	$0.39	$(0.48)
Weighted average number of shares of Common Stock outstanding:
Basic	92,177	90,776	91,851	90,343
Diluted	95,291	90,776	94,333	90,343

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 7

RIMINI STREET, INC.
GAAP to Non-GAAP Reconciliations
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Non-GAAP operating income reconciliation:
Operating income (loss)	$4,385	$(49,594)	$54,944	$(47,006)
Non-GAAP adjustments:
Litigation costs and related recoveries, net	621	59,391	(31,386)	63,918
Stock-based compensation expense	2,786	2,174	8,361	7,137
Reorganization costs	752	1,431	1,936	4,639
Non-GAAP operating income	$8,544	$13,402	$33,855	$28,688
Non-GAAP net income reconciliation:
Net income (loss)	$2,766	$(43,100)	$36,374	$(42,931)
Non-GAAP adjustments:
Litigation costs and related recoveries, net	621	59,391	(31,386)	63,918
Stock-based compensation expense	2,786	2,174	8,361	7,137
Reorganization costs	752	1,431	1,936	4,639
Non-GAAP net income	$6,925	$19,896	$15,285	$32,763
Non-GAAP Adjusted EBITDA reconciliation:
Net income (loss)	$2,766	$(43,100)	$36,374	$(42,931)
Non-GAAP adjustments:
Interest expense	1,446	1,577	4,750	4,401
Income taxes	704	(8,713)	15,506	(6,662)
Depreciation and amortization expense	1,050	917	2,839	2,650
EBITDA	5,966	(49,319)	59,469	(42,542)
Non-GAAP adjustments:
Litigation costs and related recoveries, net	621	59,391	(31,386)	63,918
Stock-based compensation expense	2,786	2,174	8,361	7,137
Reorganization costs	752	1,431	1,936	4,639
Adjusted EBITDA	$10,125	$13,677	$38,380	$33,152
Calculated Billings:
Revenue	$103,428	$104,672	$311,746	$314,540
Deferred revenue, current and noncurrent, end of the period	225,999	223,314	225,999	223,314
Deferred revenue, current and noncurrent, beginning of the period	262,945	262,793	281,197	286,974
Change in deferred revenue	(36,946)	(39,479)	(55,198)	(63,660)
Calculated billings	66,482	65,193	256,548	250,880
Less PeopleSoft calculated billings	(2,539)	(5,254)	(9,689)	(19,702)
Adjusted calculated billings	$63,943	$59,939	$246,859	$231,178

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 8

About Non-GAAP Financial Measures and Certain Key Metrics
To provide investors and others with additional information regarding Rimini Street’s results, we have disclosed the following non-GAAP financial measures and certain key metrics. We have described below Active Clients, Annualized Recurring Revenue and Revenue Retention Rate, each of which is a key operational metric for our business. In addition, we have disclosed the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, EBITDA, Adjusted EBITDA, Calculated Billings and Adjusted Calculated Billings. Rimini Street has provided in the tables above a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Due to a valuation allowance for our deferred tax assets, there were no tax effects associated with any of our non-GAAP adjustments. These non-GAAP financial measures are also described below.

The primary purpose of using non-GAAP measures is to provide supplemental information that management believes may prove useful to investors and to enable investors to evaluate our results in the same way management does. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, management uses these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware however, that not all companies define these non-GAAP measures consistently.

Active Client is a distinct entity that purchases our services to support a specific product, including a company, an educational or government institution, or a business unit of a company. For example, we count as two separate active clients when support for two different products is being provided to the same entity. We believe that our ability to expand our active clients is an indicator of the growth of our business, the success of our sales and marketing activities, and the value that our services bring to our clients.

Annualized Recurring Revenue is the amount of subscription revenue recognized during a fiscal quarter and multiplied by four. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base assuming no cancellations or price changes occur during that period. Subscription revenue excludes any non-recurring revenue, which has been insignificant to date.

Revenue Retention Rate is the actual subscription revenue (dollar-based) recognized over a 12-month period from customers that were clients on the day prior to the start of such 12-month period, divided by our Annualized Recurring Revenue as of the day prior to the start of the 12-month period.

Non-GAAP Operating Income is operating income (loss) adjusted to exclude: litigation costs and related recoveries, net, stock-based compensation expense and reorganization costs. The exclusions are discussed in further detail below.

Non-GAAP Net Income is net income (loss) adjusted to exclude: litigation costs and related recoveries, net, stock-based compensation expense and reorganization costs. These exclusions are discussed in further detail below.

Specifically, management is excluding the following items from its non-GAAP financial measures, as applicable, for the periods presented:

Litigation Costs and Related Recoveries, Net: Litigation costs and the associated litigation settlement, insurance and appeal recoveries relate to outside costs of litigation activities. These costs and recoveries reflect the litigation we are involved with, and do not relate to the day-to-day operations or our core business of serving our clients.

Stock-Based Compensation Expense: Our compensation strategy includes the use of stock-based compensation to attract and retain employees. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions in any particular period.

Reorganization Costs: The costs consist primarily of severance costs associated with the Company's reorganization plan.

Rimini Street Announces Fiscal Third Quarter 2025 Financial and Operating Results	page 9

EBITDA is net income (loss) adjusted to exclude: interest expense, income taxes, and depreciation and amortization expense.

Adjusted EBITDA is EBITDA adjusted to exclude: litigation costs and related recoveries, net, stock-based compensation expense and reorganization costs, as discussed above.

Calculated Billings represents the change in deferred revenue for the current period plus revenue for the current period.

Adjusted Calculated Billings is calculated billings adjusted to exclude the calculated billings associated with PeopleSoft services.

Investor Relations Contact
Dean Pohl
Rimini Street, Inc.
+1 925 523-7636
dpohl@riministreet.com

Media Relations Contact
Janet Ravin
Rimini Street, Inc.
+1 702 285-3532
pr@riministreet.com